Exhibit 10.3

Form of

AMENDMENT TO
OFFICEMAX INCORPORATED
2007 Restricted Stock Unit Award Agreement

WHEREAS, OfficeMax Incorporated (the “Company”) granted Sam Martin (“Awardee”) a Restricted Stock Unit Award (the “Award”) on September 17, 2007, pursuant to the 2003 OfficeMax Incentive and Performance Plan; and

WHEREAS, the Company and Awardee desire to amend the Award in order to comply with Internal Revenue Code Section 409A.

NOW, THEREFORE, the Award is hereby amended, effective January 1, 2009, to read as follows:

1.             Section 4 is amended by adding three sentences at the end thereof to read as follows:

“Notwithstanding the foregoing, to the extent any amount is payable because the continuing entity does not continue or replace the Award and such amount constitutes deferred compensation subject to Code Section 409A, the definition of “Change in Control” provided in Appendix A shall apply.  Payment shall be made as soon as practical but in no event later than March 15 of the year following the year in which the Change in Control or Qualifying Termination (as applicable) occurred.  However, if you are a “specified employee,” as determined pursuant to Code Section 409A and regulations issued thereunder, to the extent amounts are (i) payable to you upon a Qualifying Termination and (ii) such amounts are subject to Code Section 409A, payment shall be made on the first day following the six month anniversary of your termination of employment.”

2.             The Award is amended by adding an Appendix A at the end thereof to read as follows:

“APPENDIX A

To the extent any amount payable under this Award constitutes deferred compensation subject to Code Section 409A, the following definition of “Change in Control” shall apply:

1.             Change in Control.  A “Change in Control” means, with respect to OfficeMax or Subsidiary, the occurrence of any one of the following dates, interpreted consistent with Treasury Regulation Section 1.409A-3(i)(5).

a.             Change in Ownership.  The date any one Person, or more than one Person Acting as a Group, acquires ownership of stock of OfficeMax or Subsidiary that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of OfficeMax or Subsidiary, as the case may be.  Notwithstanding the foregoing, for purposes of this paragraph, if any one Person, or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of OfficeMax or Subsidiary, as the case may be, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change in Control.

b.             Change in Effective Control.

i.              The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of OfficeMax or Subsidiary possessing 30% or more of the total voting power of the stock of OfficeMax or Subsidiary, as the case may be.  Notwithstanding the foregoing, for purposes of this subparagraph, if any one Person, or more than one Person Acting as a Group, is considered to effectively control OfficeMax or Subsidiary, as the case may be, the acquisition of additional control of OfficeMax or Subsidiary, as the case may be, by the same Person or Persons is not considered to cause a Change in Control; or

ii.             The date a majority of the members of OfficeMax’s Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the members of OfficeMax’s Board before the date of the appointment or election.

c.             Change in Ownership of a Substantial Portion of OfficeMax’s or Subsidiary’s Assets.  The date any one Person, or more than one Person Acting as a Group, acquires (or has acquired during the one year period ending on the date of the most recent acquisition by such Person or Persons) assets from OfficeMax or Subsidiary that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of OfficeMax or Subsidiary, as the case may be, immediately before such acquisition or acquisitions.  For purposes of this paragraph (c), “gross fair market value” means the value of the assets of OfficeMax or Subsidiary, as the case may be, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Notwithstanding the foregoing, a transfer of assets is not treated as a Change in Control if the assets are transferred to:

i.              An entity that is controlled by the shareholders of the transferring corporation;

ii.             A shareholder of OfficeMax or Subsidiary, as the case may be, (immediately before the asset transfer) in exchange for or with respect to its stock;

iii.            An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by OfficeMax or Subsidiary, as the case may be;

iv.            A Person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of OfficeMax or Subsidiary, as the case may be; or

v.             An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause iv.

2.             Definitions of “Person” and “Acting as a Group.”  For purposes of this Appendix, “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this Appendix, Persons shall be considered to be “Acting as a Group” if they are owners of a corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with OfficeMax or Subsidiary.  If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with the other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Notwithstanding the foregoing, Persons shall not be considered to be Acting as a Group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.”

IN WITNESS WHEREOF, the Company and Awardee have caused this Amendment to be executed on this            day of             , 2008.

OfficeMax Incorporated	Awardee

By:
Sam Martin
Its:

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